Exhibit 10.6

GREEN BANCORP, INC.

CHANGE IN CONTROL SEVERANCE PLAN

Green Bancorp, Inc. (the “Company”) hereby adopts the Green Bancorp, Inc. Change in Control Severance Plan (the “Plan”), effective as of June 3, 2014 (the “Effective Date”), for the benefit of certain key employees of the Company Group (defined below), on the terms and conditions hereinafter stated.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment following a Change in Control (defined below).

SECTION 1.                 DEFINITIONS.  As hereinafter used:

1.1          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.2          “Base Salary” means the Eligible Employee’s annual base salary in effect immediately preceding consummation of a Change in Control or, if the Severance Date occurs prior to consummation of a Change in Control, the Eligible Employee’s annual base salary in effect as of the Severance Date. “Base Salary” shall be determined without taking into account any reductions made without the Eligible Employee’s consent.

1.3          “Beneficial Owner”  (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

1.4          “Benefit Payment” shall have the meaning set forth in Section 4.3 hereof.

1.5          “Board” means the Board of Directors of the Company.

1.6          “Cause” shall mean (i) the conviction, guilty plea or plea of “no contest” by the Eligible Employee to any felony or a crime involving moral turpitude or the Eligible Employee’s commission of any other act or omission involving dishonesty with respect to the Company Group or fraud, (ii) the substantial and repeated failure of the Eligible Employee to perform duties of the office held by the Eligible Employee with respect to the Company Group, (iii) the Eligible Employee’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company Group, and/or (iv) any breach by the Eligible Employee of any Restrictive Covenants.

1.7          “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger, amalgamation or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (a) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (b) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

1.8          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.9          “Company” means Green Bancorp, Inc. or any successor thereto.

1.10        “Company Group” means the Company and its Subsidiaries.

1.11        “Compensation Committee” means the Compensation Committee of the Board.

1.12        “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Company Group or its Affiliates, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture

(and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Company Group and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, policies and procedures, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company Group and its Affiliates containing or based, in whole or in part, on any information included in the foregoing.  The Eligible Employee acknowledges and agrees that Confidential Information includes any such information that the Eligible Employee may originate, learn, have access to, or obtain, whether in tangible form or memorized.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Eligible Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Eligible Employee or any other person under a duty to keep such information confidential.

1.13        “Disability” means a finding by the Board that the Eligible Employee has been unable to perform his or her job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

1.14        “Effective Date” means June 3, 2014.

1.15        “Effective Period” means the period commencing on the earlier to occur of (i) execution of an acquisition agreement contemplating a Change in Control and (ii) consummation of a Change in Control and ending eighteen (18) months following consummation of such Change in Control.

1.16        “Eligible Employee” means any employee of the Company Group who is designated as a participant in the Plan by the Plan Administrator (as set forth on Exhibit A hereto, as may be amended from time to time).

1.17        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18        “Excise Tax” means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

1.19        “Good Reason” shall have the meaning set forth in the employment agreement between the Eligible Employee and a member of the Company Group (if any); provided that if no such employment agreement exists, then Good Reason shall mean the occurrence of any of the following events:  (i) a material adverse change, not consented to by the Eligible Employee, in the nature or scope of the Eligible Employee’s responsibilities, authorities or duties; (ii) a material involuntary reduction in the Eligible Employee’s total annual compensation; or (iii) the relocation, without the Eligible Employee’s consent, of the Eligible Employee’s principal place of employment to another location of the Company outside of a fifty (50) mile radius from the location of the Eligible Employee’s principal place of employment as of the date hereof (provided that such relocation results in an increase to the Eligible Employee’s daily commute).  Notwithstanding the foregoing, the Eligible Employee must provide written notice to the Company Group of the existence of any condition (or conditions) that the Eligible Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (or conditions).  Upon receipt by the Company Group of such notice, the Company Group will have thirty (30) days to remedy the condition (or conditions).  If the Company Group remedies the condition (or conditions) of which it received notice, then such condition (or conditions) shall not constitute Good Reason for purposes of the Plan.

1.20        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company Group, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

1.21        “Plan” means the Green Bancorp, Inc. Change in Control Severance Plan, as set forth herein, and as it may be amended from time to time.

1.22        “Plan Administrator” means the Compensation Committee or such other Person or Persons appointed from time to time by the Compensation Committee to administer the Plan.

1.23        “Pro Rata Annual Bonus” means a pro rata bonus equal to the amount of the applicable Eligible Employee’s annual bonus for the year in which the Severance Date occurs, based on the Compensation Committee’s assessment of performance as of the Severance Date, multiplied by a fraction, the numerator of which is the number of calendar days in such year that the Eligible Employee was employed by the Company Group and the denominator of which is three hundred sixty-five (365).

1.24        “Release” shall have the meaning set forth in Section 4.1 hereof.

1.25        “Restrictive Covenants” shall mean any non-competition, non-solicitation, confidentiality or other restrictive covenants, in each case, to the extent applicable to the Eligible Employee under any written agreement between the Eligible Employee and the Company Group, or the restrictive covenants in Section 6 of the Plan.

1.26        “Severance Date” means the date on which an Eligible Employee incurs a Severance Event.

1.27        “Severance Event” means (i) the involuntary termination of an Eligible Employee’s employment by the Company Group, other than for Cause, death or Disability or (ii) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, following the Effective Date and during the Effective Period; provided, however, that if the Eligible Employee is so terminated prior to a Change in Control the Eligible Employee must demonstrate that such termination was connected to or in anticipation of a Change in Control in order for such termination to be a Severance Event.

1.28        “Severance Payments” shall have the meaning set forth in Section 4.2 hereof.

1.29        “Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.  An entity shall be deemed a Subsidiary for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.30        “Target Annual Bonus” means the target value of the applicable Eligible Employee’s annual bonus as established by the Compensation Committee and in effect immediately preceding consummation of a Change in Control or, if the Severance Date occurs prior to consummation of a Change in Control, the target value of the Eligible Employee’s annual bonus as established by the Compensation Committee and in effect as of the Severance Date.  “Target Annual Bonus” shall be determined without taking into account any reductions made without the Eligible Employee’s consent.

1.31        “Voting Stock” means all classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

SECTION 2.                 NOTICE.  Each Eligible Employee’s employment may be terminated by either party giving sixty (60) days advance written notice of termination to the other; provided, however, that the Company may, in its sole discretion, pay sixty (60) days’ Base Salary in lieu of any such notice of termination given by the Company.

SECTION 3.                 ACCRUED BENEFITS. Subject to Section 4.5 hereof, the Company shall pay to each Eligible Employee who incurs a Severance Event a lump sum payment in cash, as soon as practicable in accordance with the Company’s regular payroll practices and applicable law, but no later than ten (10) days after the Severance Date, equal to the sum of (i) the Eligible Employee’s accrued but unpaid Base Salary and any accrued but unused vacation time through the Severance Date, and (ii) the Eligible Employee’s annual bonus earned for the fiscal year preceding the year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

SECTION 4.                 SEVERANCE BENEFITS.

4.1          Generally.  Subject to Section 4.5 hereof, if an Eligible Employee incurs a Severance Event during the Effective Period, the Eligible Employee shall, following the Eligible Employee’s execution and non-revocation of (and the expiration of any applicable revocation period in respect of) a separation agreement and release of all claims in favor of the Company Group in the form provided to the Eligible Employee by the Company Group (a “Release”) within sixty (60) days following the Severance Date, be entitled to receive the severance payments and benefits pursuant to the applicable provisions of Section 4 of the Plan, payable on the first day of the payroll period following the 7th day after the Eligible Employee’s execution of the Release (the “Payment Commencement Date”); provided, that if the sixty (60) day period referenced above begins in one taxable year and ends in the subsequent taxable year, then such Payment Commencement Date shall not occur before the first day in the second of such two calendar years. The Severance Payments shall be paid as salary continuation payments over the twelve (12)-month period following the Severance Date, in accordance with the regular payroll practices of the Company Group, provided that the first actual payment will be made on the Payment Commencement Date, which first payment shall consist of the portion of the Severance Payments that would otherwise be payable to the Eligible Employee between the Severance Date and the Payment Commencement Date and provided, further, that any payments otherwise scheduled to be made during the period subject to the six (6) month delay requirements of 409A described in Section 4.6 shall not be paid until the first business day following the expiration of such six (6)-month period (or, if earlier, the death of the Eligible Employee), at which time any such delayed payments shall be made in a lump sum. The Pro-Rata Annual Bonus in Section 4.2 and the Benefit Payment shall be paid on the first payroll period following the Payment Commencement Date.  If the Eligible Employee does not execute the release and any applicable revocation period in respect of such Release does not expire within the sixty (60)-day period following the Severance Date, the Eligible Employee shall not be entitled to any payments or benefits provided for in this Section 4.

4.2          Cash Severance.  Subject to Sections 4.1, 4.5 and 6 hereof, each Eligible Employee who incurs a Severance Event during the Effective Period shall be entitled to severance payments equal to the sum of (i) two and one-half times (2.5x) the sum of (a) the Eligible Employee’s Base Salary and (b) the Eligible Employee’s Target Annual Bonus (the “Severance Payments”), and (ii) the Eligible Employee’s Pro Rata Annual Bonus.

4.3          Benefit Continuation. Subject to Section 4.5 hereof, in the case of each Eligible Employee who incurs a Severance Event during the Effective Period, the Company shall pay to such Eligible Employee a cash payment equal to the sum of two and one-half times (2.5x) the annual Company Group contribution to the cost for the Eligible Employee and, where applicable, the Eligible Employee’s spouse and dependents, to participate in the Company Group’s medical, dental and vision coverage, calculated based on the Company Group’s contribution cost for such coverage for the month immediately preceding the Severance Date (the “Benefit Payment”).

4.4          Outplacement Services.  The Company shall, at its sole cost and expense, provide the Eligible Employee with outplacement services with the person or entity of the Eligible Employee’s choosing from among the Company’s preferred outplacement providers suitable to the Eligible Employee’s position for a period of one year or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment; provided, however, that in no event shall the value of the outplacement services provided hereunder to any Eligible Employee exceed $25,000.

4.5          Offset of Severance Payments and Other Benefits.  If the Company Group is obligated by any agreement, severance policy, or other policy, plan, program or applicable law to pay to an Eligible Employee severance pay, a termination indemnity, notice pay, or the like, then, any Severance Payments, the Benefit Payment and other benefits payable under Section 3 or Section 4 hereof shall be reduced to the extent permitted by Section 409A by the amount of such Eligible Employee’s severance pay, termination indemnity, notice pay or the like, as applicable, except that the Severance Payments, the Benefit Payment and other benefits payable under Section 3 or Section 4 hereof shall not be reduced by the amount of notice pay or pay in lieu of notice provided for in Section 2 hereof.

4.6          Section 409A.  It is intended that payments and benefits under the Plan comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company Group for purposes of any payments under the Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company Group within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following such Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  To the extent that any amount payable under an Eligible Employee’s employment agreement, if any, as in effect on the Effective Date of the Plan constitutes deferred compensation under Section 409A of the Code, such portion of the Severance Payments, Benefits Payments and Pro-Rata Annual Bonus shall instead be paid in the form provided for in the Eligible Employee’s employment agreement.

SECTION 5.                 PLAN ADMINISTRATION.

5.1          The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

5.2          The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

5.3          The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

5.4          In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.  The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 6.                 RESTRICTIVE COVENANTS.  During the period of the Eligible Employee’s employment with the Company Group, the Eligible Employee has had access to secret and confidential information, knowledge or data relating to the Company or any Affiliate, and their respective businesses, and has met and developed relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company or any Affiliate.  In light of the foregoing:

6.1          Nonsolicitation.  During the period of the Eligible Employee’s employment with the Company Group and the one-year period following the Eligible Employee’s termination of employment with the Company Group (the “Restrictive Period”), the Eligible Employee hereby agrees and covenants to each and all of the following:

(i) The Eligible Employee hereby covenants and agrees that the Eligible Employee will not, either directly, indirectly or through a subsidiary or an affiliate, solicit (a) any customer of the Company Group or its Affiliates that has utilized the services or products of the Company Group or its Affiliates during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group for the purpose of causing such customer to cease doing business with the Company Group or (b) anyone with whom the Eligible Employee had contact during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group for purposes of selling products or services to such person that are in competition with the products or services offered or sold by the Company Group or its Affiliates.

(ii) The Eligible Employee hereby agrees not to employ or otherwise engage, either directly, indirectly or through an affiliate, any employee or independent contractor of the Company Group or any of its Affiliates or any individual who was an employee or independent contractor of the Company Group or any of its Affiliates at any time during the twelve (12)-month period prior to the termination of the Eligible Employee’s employment with the Company Group with whom the Eligible Employee had contact during the Eligible Employee’s employment with the Company Group.  Further, the Eligible Employee agrees not to contact in any manner any such employee or independent contractor for the purpose of encouraging such employee or independent contractor to leave or terminate his or her employment or engagement with the Company Group or its Affiliates.

(iii) The Eligible Employee hereby agrees not to interfere or attempt to interfere with the relationship of the Company Group or its Affiliates with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company Group or its Affiliates.

(iv) The Eligible Employee acknowledges and agrees that the length and scope of the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate business interests of the Company Group and its Affiliates.  The duration of the agreements contained in this Section 6.1 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  If any covenant in this Section 6.1 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or either of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Eligible Employee.  In the event of termination of the Eligible Employee’s employment with the Company Group for any reason, the Eligible Employee consents to the Company Group communicating with the Eligible Employee’s new employer, any entity in the business or through or in connection with which the Eligible Employee is restricted hereunder, or any other party about the restrictions and obligations imposed on the Eligible Employee under the Plan.

(v) In the event the Company Group or its Affiliates shall file a lawsuit in any court of jurisdiction alleging a breach of any of the Eligible Employee’s obligations under this Section 6.1, the Restricted Period shall be tolled during any time the Eligible Employee was in breach of those obligations.

6.2             Disparaging Comments.  During the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee shall not make any disparaging or defamatory comments regarding the Company Group or, after termination of his or her employment relationship with the Company Group, make any comments concerning any aspect of the termination of their relationship.  The obligations of the Eligible Employee under this Section 6.2 shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

6.3             Confidentiality.  The Eligible Employee acknowledges that (i) the Company Group and its Affiliates have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of the Company Group and its Affiliates; (iii) the Company Group and its Affiliates would not disclose such information to the Eligible Employee, nor employ or continue to employ the Eligible Employee without the agreements and covenants set forth in this Section 6.3; and (iv) the provisions of this Section 6.3 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.  In consideration of the compensation and benefits to be paid or provided to the Eligible Employee by the Company Group under the Plan, during the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee agrees and covenants as follows:

(a)             The Eligible Employee will hold in strictest confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Board or as may be required by court order, law, government agencies with which the Company Group or its Affiliates deal in the ordinary course of their business, or except as otherwise expressly permitted by the terms of the Plan.  The Eligible Employee will not remove from the Company Group premises or record (regardless of the media) any Confidential Information of the Company Group or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Eligible Employee’s duties.  The Eligible Employee acknowledges and agrees that all Confidential Information and physical embodiments thereof, whether or not developed by the Eligible Employee, are the exclusive property of the Company Group or its Affiliates, as the case may be.

(b)             The Eligible Employee recognizes that the Company Group and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Eligible Employee agrees that the Eligible Employee owes the Company Group and its Affiliates, and such third parties, at all times, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person (except as necessary in carrying out such Eligible Employee’s duties hereunder consistent with the Company Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Company Group or such third party (consistent with the Company Group’s agreement with such third party) without the express written authorization of the Company Group.

(c)              The Eligible Employee agrees that, upon termination of the Eligible Employee’s employment with the Company Group, the Eligible Employee will deliver to the Company Group or its Affiliates, as applicable, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company Group or its Affiliates.

6.4             Blue Penciling.  In the event that a court of competent jurisdiction determines that any provision of Section 6 hereof or the application thereof is unenforceable in whole or in part, the Company and the Eligible Employee agree that said court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the fullest extent permitted by law.

SECTION 7.                 SECTION 280G.  Notwithstanding anything in the Plan or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the member of the Company Group making such payment or providing such benefits as a result of Section 280G of the Code, then,  to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

SECTION 8.                 PLAN MODIFICATION OR TERMINATION.  The Plan may not be terminated during the Effective Period.  The Plan may be amended by the Board at any time; provided, however, that during the Effective Period, the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee without the consent of the affected Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A.  For the avoidance of doubt, (i) any action taken by the Company Group or the Plan Administrator during the Effective Period to cause an Eligible Employee to no longer be designated as such or to decrease the payments or benefits for which an Eligible Employee is eligible, and (ii) any amendment to this Section 8 during the Effective Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 9.                 GENERAL PROVISIONS.

9.1             Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under the Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

9.2             Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company Group, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

9.3             If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.4             This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible

Employee, present and future, and any successor to the Company.  If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the executor, personal representative or administrators of the severed employee’s estate.

9.5             The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

9.6             The Plan shall not be required to be funded unless such funding is authorized by the Board.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan.

9.7             All notices or other communications under the Plan shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(i)               if to the Eligible Employee, at the address of the Eligible Employee in the Company Group’s personnel records;

(ii)              if to the Company Group, at:

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas, 77098

Attention:  Chairman of the Compensation Committee

9.8             This Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

9.9             All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

9.10          In the event that an Eligible Employee breaches Section 6 hereof, the Company shall be entitled, in addition to any other rights and remedies, to cease making any payments to the Eligible Employee under the Plan, and the Eligible Employee shall be obligated to repay any amounts already paid to pursuant to the Plan.  Due to the fact that damages to the Company Group will be difficult to ascertain and remedies at law to the Company Group will be inadequate and for other reasons, the Company Group will be irreparably damaged in the event that the obligations of Eligible Employees under Section 6 hereof are not specifically enforced.  Accordingly, in the event of a breach or threatened breach of the terms of Section 6 hereof, the Company Group shall, in addition to all other rights and remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

SECTION 10.               EFFECTIVENESS OF PLAN.

10.1          The Plan shall be effective as of the Effective Date.

EXHIBIT A

Green Bancorp, Inc.

Change in Control Severance Plan

Eligible Employees

EMPLOYEE	TITLE
Manuel J. Mehos	Chairman and Chief Executive Officer of the Company and Chairman of Green Bank, N.A.
Geoffrey Greenwade	President of the Company and President and Chief Executive Officer of Green Bank, N.A.
John P. Durie	Executive Vice President and Chief Financial Officer of the Company and Green Bank, N.A.
Donald Perschbacher	Executive Vice President and Corporate Chief Credit Officer of the Company and Green Bank, N.A.